                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Reports First Quarter 2024 Results

•GAAP and adjusted EPS for the quarter of $0.17 and $0.20 per diluted share, respectively
•Industrial and Specialty Products segment contribution margin increased 7% year over year
•Total tonnage sold company wide increased 6% sequentially
•Cash flow from operations of $40.9 million for the quarter
•Completed term loan repricing and extinguished additional $25 million of debt
•Received credit rating upgrades from Moody's and S&P Global
•Company enters into definitive agreement to be acquired by Apollo Funds for $1.85 billion

Katy, Texas, April 26, 2024 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced its first quarter results for the period ended March 31, 2024. As separately announced, U.S. Silica has entered into a definitive agreement to be acquired by funds managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (the “Apollo Funds”) in an all-cash transaction that values the Company at an enterprise value of approximately $1.85 billion. In light of the pending transaction with Apollo Funds, U.S. Silica is not hosting an earnings conference call.
“During the first quarter, we continued to execute our strategy,” said Bryan Shinn, the Company’s Chief Executive Officer. “We generated robust cash flow from operations to start the year, positioning us well for the remainder of 2024.
“With the successful repricing of our term loan, we reduced our total interest rate by 85 basis points. We also repurchased and extinguished an additional $25 million of debt.
"In our Oil & Gas segment, volumes were up 5% sequentially, although our margins were impacted by slightly lower pricing, driven in part by lower natural gas prices. We continue to have 80% of our capacity under long-term contracts, with additional amendments and extensions signed in the first quarter. Additionally, our new, patent-pending Guardian frac fluid filtration system continues to gain momentum in the market.
"In our Industrial and Specialty Products segment, revenue and volumes increased 5% and 10% sequentially, respectively, with margins increasing 7% year over year. In the first quarter, we entered into several new customer agreements with favorable pricing and we continue to benefit from ongoing structural cost reductions.
“We are pleased to reach the separately announced agreement with Apollo, which will provide our stockholders with compelling, certain, cash value for their shares. The transaction also provides us with a partner who is committed to helping us achieve our long-term objectives while maintaining our core values and customer-centric approach.”

First Quarter 2024 Financial Highlights
Net income for the first quarter was $13.7 million, or $0.17 per diluted share. The first quarter results included $3.2 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to the loss on extinguishment of debt. Excluding these charges, adjusted EPS (a non-GAAP measure) was $0.20 per diluted share.
These results compared with net income of $29.1 million, or $0.37 per diluted share, for the fourth quarter of 2023. The fourth quarter included $9.1 million pre-tax, or $0.09 per diluted share after-tax, of gains primarily related to asset sales, partially offset by facility closure costs, business optimization, and the loss on extinguishment of debt.
In the first quarter of 2024, the Company completed a $25 million voluntary term loan principal repayment, extinguishing the debt at par using excess cash on hand.
Total Company

In millions	Q1 2024	Q4 2023	Sequential Change	Q1 2023	Year-over-year Change
Revenue	$325.9	$336.0	(3)%	$442.2	(26)%
Net Income	$13.7	$29.1	(53)%	$44.6	(69)%
Tons Sold	4.092	3.865	6%	4.934	(17)%
Contribution Margin*	$105.5	$116.9	(10)%	$152.8	(31)%
Adjusted EBITDA*	$77.1	$88.6	(13)%	$124.6	(38)%
Oil & Gas Segment
•First quarter 2024 results were driven by slightly lower pricing, partially influenced by persistently low natural gas prices.

In millions	Q1 2024	Q4 2023	Sequential Change	Q1 2023	Year-over-year Change
Revenue	$183.2	$200.6	(9)%	$300.0	(39)%
Tons Sold	3.042	2.907	5%	3.921	(22)%
Contribution Margin*	$59.5	$70.1	(15)%	$109.9	(46)%

Industrial & Specialty Products (ISP) Segment
•First quarter 2024 results were impacted by increased activity levels, improvements in operational efficiencies, price increases, and lower costs.

In millions	Q1 2024	Q4 2023	Sequential Change	Q1 2023	Year-over-year Change
Revenue	$142.8	$135.5	5%	$142.2	—%
Tons Sold	1.050	0.958	10%	1.013	4%
Contribution Margin*	$45.9	$46.8	(2)%	$42.9	7%
*Contribution Margin and Adjusted EBITDA are non-GAAP financial measures; see the discussion of non-GAAP information below and the reconciliation of GAAP to non-GAAP results included as an exhibit to this press release.

Capital Update
As of March 31, 2024, the Company had $234.5 million in cash and cash equivalents and total debt of $809.5 million. The Company's $150.0 million Revolver had zero drawn with $15.3 million allocated for letters of credit and availability of $134.7 million. During the first quarter of 2024, the Company generated $40.9 million in cash flow from operations while capital expenditures totaled $12.4 million.
Reclassification of Northern White Sand Offerings
The Company has postponed the proposed realignment of its Northern White Sand offerings from its Oil & Gas segment to its Industrial and Specialty Products segment to a later date as it prioritized the repricing of its term loan during the quarter.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.
U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-looking Statements
This first quarter 2024 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's estimated and projected costs and cost reduction programs, reserves and finished products estimates, growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, and the expected outcome or impact of pending or threatened litigation. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Total sales	$325,942	$336,037	$442,240
Total cost of sales (excluding depreciation, depletion and amortization)	223,724	226,764	293,133
Operating expenses:
Selling, general and administrative	30,754	31,653	29,163
Depreciation, depletion and amortization	31,368	32,505	35,386
Total operating expenses	62,122	64,158	64,549
Operating income	40,096	45,115	84,558
Other (expense) income:
Interest expense	(24,263)	(25,622)	(24,061)
Other income (expense), net, including interest income	2,523	17,778	(2,352)
Total other expense	(21,740)	(7,844)	(26,413)
Income before income taxes	18,356	37,271	58,145
Income tax expense	(4,775)	(8,306)	(13,573)
Net income	$13,581	$28,965	$44,572
Less: Net loss attributable to non-controlling interest	(107)	(144)	(76)
Net income attributable to U.S. Silica Holdings, Inc.	$13,688	$29,109	$44,648

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.18	$0.38	$0.58
Diluted	$0.17	$0.37	$0.57
Weighted average shares outstanding:
Basic	77,671	77,181	76,517
Diluted	79,032	78,799	78,292

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	Unaudited	Audited
	March 31, 2024	December 31, 2023

ASSETS
Current Assets:
Cash and cash equivalents	$234,481	$245,716
Accounts receivable, net	189,506	185,917
Inventories, net	139,535	149,429
Prepaid expenses and other current assets	15,124	19,682
Total current assets	578,646	600,744
Property, plant and mine development, net	1,107,352	1,125,220
Lease right-of-use assets	41,678	41,095
Goodwill	185,649	185,649
Intangible assets, net	129,033	131,384
Other assets	12,701	12,501
Total assets	$2,055,059	$2,096,593
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$122,588	$147,479
Current portion of operating lease liabilities	17,753	18,569
Current portion of long-term debt	12,708	16,367
Current portion of deferred revenue	1,226	3,124
Income tax payable	5,697	311
Total current liabilities	159,972	185,850
Long-term debt, net	796,755	823,670
Deferred revenue	12,456	12,388
Liability for pension and other post-retirement benefits	24,679	28,715
Deferred income taxes, net	100,452	100,458
Operating lease liabilities	53,912	55,089
Other long-term liabilities	36,508	34,896
Total liabilities	1,184,734	1,241,066
Stockholders’ Equity:
Preferred stock	—	—
Common stock	891	877
Additional paid-in capital	1,253,497	1,249,460
Retained deficit	(190,471)	(204,159)
Treasury stock, at cost	(202,363)	(196,745)
Accumulated other comprehensive income (loss)	2,623	(125)
Total U.S. Silica Holdings, Inc. stockholders’ equity	864,177	849,308
Non-controlling interest	6,148	6,219
Total stockholders' equity	870,325	855,527
Total liabilities and stockholders’ equity	$2,055,059	$2,096,593

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expansion expenses, and facility closure costs.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Sales:
Oil & Gas Proppants	$183,172	$200,552	$300,013
Industrial & Specialty Products	142,770	135,485	142,227
Total sales	325,942	336,037	442,240
Segment contribution margin:
Oil & Gas Proppants	59,515	70,142	109,897
Industrial & Specialty Products	45,949	46,794	42,929
Total segment contribution margin	105,464	116,936	152,826
Operating activities excluded from segment cost of sales	(3,246)	(7,663)	(3,719)
Selling, general and administrative	(30,754)	(31,653)	(29,163)
Depreciation, depletion and amortization	(31,368)	(32,505)	(35,386)
Interest expense	(24,263)	(25,622)	(24,061)
Other income (expense), net, including interest income	2,523	17,778	(2,352)
Income tax expense	(4,775)	(8,306)	(13,573)
Net income	$13,581	$28,965	$44,572
Less: Net loss attributable to non-controlling interest	(107)	(144)	(76)
Net income attributable to U.S. Silica Holdings, Inc.	$13,688	$29,109	$44,648

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to U.S. Silica Holdings, Inc.	$13,688	$29,109	$44,648
Total interest expense, net of interest income	20,673	22,845	21,568
Provision for taxes	4,775	8,306	13,573
Total depreciation, depletion and amortization expenses	31,368	32,505	35,386
EBITDA	70,504	92,765	115,175
Non-cash incentive compensation (1)	4,051	3,910	3,335
Post-employment expenses (excluding service costs) (2)	(664)	982	(839)
Merger and acquisition related expenses (3)	361	665	224
Plant capacity expansion expenses (4)	47	6	66
Business optimization projects (5)	(77)	846	956
Facility closure costs (6)	345	3,462	81
Other adjustments allowable under the Credit Agreement (7)	2,565	(14,045)	5,637
Adjusted EBITDA	$77,132	$88,591	$124,635

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $2 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(6)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended March 31, 2024 also included costs related to severance restructuring of $0.1 million, $0.3 million of sales of assets, and $2.0 million related to the loss on extinguishment of debt. The three months ended December 31, 2023 also included costs related to severance restructuring of $0.1 million, recruiting costs of $0.5 million, and $1.0 million related to the loss on extinguishment of debt, offset by net proceeds of the sale of assets of $12.4 million. The three months ended March 31, 2023 also included costs related to severance restructuring of $0.8 million, an adjustment to non-controlling interest of $0.2 million and $5.3 million related to the loss on extinguishment of debt, offset by an insurance recovery of $0.8 million.
Adjusted EPS
Adjusted EPS is diluted earnings or loss per share adjusted to exclude costs associated with merger & acquisition related activities and strategic business reviews, costs associated with business optimization, the effect of a non-recurring depreciation adjustment, and gain or loss on debt extinguishment.
Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company's operations to assist investors in reviewing the Company's operating performance over time. Management believes it is useful to exclude certain items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items may not relate specifically to current operating trends or be indicative of future results.

The following table sets forth a reconciliation from GAAP EPS to adjusted EPS:

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Reported Diluted EPS	$0.17	$0.37	$0.57
Business Optimization	—	0.01	0.01
Facility Closure Costs	—	0.03	—
Asset (Gain)/Loss	—	(0.15)	—
(Gain)/Loss on extinguishment of debt	0.02	0.01	0.05
Other	0.01	0.01	0.01
Total Adjustments	0.03	(0.09)	0.07
Adjusted Diluted EPS	$0.20	$0.28	$0.64

Diluted Shares	79,032	78,799	78,292
Net Debt
Net Debt is calculated by adding together the current portion of long-term debt and long-term debt, net and subtracting cash and cash equivalents from the total. Net debt shows how a company’s indebtedness has changed over a period as a result of cash flows. Net debt allows investors to see how business financing has changed and assess whether an entity that has had a significant increase in cash has, for example, achieved this only by taking on a corresponding increase in debt. Net debt is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP.
Net Leverage Ratio
Net Leverage Ratio is calculated by dividing net debt by Trailing Twelve Month (TTM) Adjusted EBITDA. Management believes that net leverage ratio provides useful information to investors because it is an important indicator of the Company’s indebtedness in relation to its operating performance. Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP and should not be considered substitutes for or superior to GAAP results. In addition, our Net Leverage Ratio may not be comparable to similarly titled measures utilized by other companies.
The following table sets forth a reconciliation for net debt and net leverage ratio:

	Three Months Ended
(All amounts in thousands)	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Cash and cash equivalents	$(139,494)	$(186,961)	$(222,435)	$(245,716)	$(234,481)
Current portion of long-term debt	13,590	10,152	19,763	16,367	12,708
Long-term debt	897,013	871,913	847,849	823,670	796,754
Net debt	$771,109	$695,104	$645,177	$594,321	$574,981

TTM Adjusted EBITDA	$425,291	$455,142	$454,565	$439,000	$391,497
Net Leverage Ratio	1.8x	1.5x	1.4x	1.4x	1.5x

Forward-looking Non-GAAP Measures
A reconciliation of net leverage ratio and segment contribution margin as used in our guidance, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliations without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.
U.S. Silica Holdings, Inc.
Investor Contact
Marcelo Barbosa
Vice President, Finance
(281) 258-2173
barbosa@ussilica.com